SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                          CENTRAL FIDELITY BANKS, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS                 [CENTRAL FIDELITY LOGO]

CENTRAL FIDELITY BANKS, INC.
Executive Offices
1021 E. Cary Street
Post Office Box 27602
Richmond, Virginia 23261

To the Shareholders:

     The Annual Meeting of Shareholders of Central Fidelity Banks, Inc. will be held in the banking hall of Central Fidelity National Bank, Broad at Third Street, Richmond, Virginia, at 4:30 p.m. on May 8, 1996:

     (1) To elect four directors comprising Class 2 to three year terms of office; and

     (2) To transact any other business which may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 15, 1996 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting.

     Shareholders are cordially invited to attend the meeting in person. REGARDLESS OF YOUR ATTENDANCE PLANS, PLEASE FILL IN, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT IN THE ACCOMPANYING ADDRESSED AND POSTPAID ENVELOPE. The proxy may be revoked at any time before it is voted.

     Your attention is directed to the accompanying Proxy Statement.

                                                By Order of the Board of
                                                Directors,

                                                       WILLIAM N. STOYKO
                                                           SECRETARY

March 29, 1996

PROXY STATEMENT                                          [CENTRAL FIDELITY LOGO]

CENTRAL FIDELITY BANKS, INC.
Executive Offices
1021 E. Cary Street
Post Office Box 27602
Richmond, Virginia 23261

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 8, 1996

GENERAL

     This Proxy Statement and the accompanying form of proxy, mailed to shareholders on or about March 29, 1996 are furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of Central Fidelity Banks, Inc. (the "Company") for use at the Annual Meeting of Shareholders (the "Meeting") to be held at 4:30 p.m. on May 8, 1996 in the banking hall of Central Fidelity National Bank, Broad at Third Street, Richmond, Virginia and at any adjournment thereof. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, the Company will request banks, brokers and other custodians, nominees and fiduciaries to send proxy material to the beneficial owners and to secure their voting instructions, if necessary. The Company, upon request, will reimburse them for their expenses in so doing. Officers and regular employees of the Company may solicit proxies personally, by telephone or telegram, from some shareholders if proxies are not received promptly. In addition, the Company has retained Morrow & Company, Inc. to aid in the solicitation of proxies at an estimated cost of $4,500, plus out-of-pocket expenses.

     The Board has fixed the close of business on March 15, 1996 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting.

     A proxy in the accompanying form which is properly signed and returned and not revoked will be voted in accordance with instructions contained therein. Any shareholder giving a proxy may revoke it at any time before it is exercised by executing another proxy or by appearing at the Meeting and voting in person.

     The Company's Annual Report to Shareholders and Form 10-K for the year ended December 31, 1995 is being sent to all shareholders concurrently with this Proxy Statement. Said Annual Report and Form 10-K is not to be considered a part of the proxy soliciting material.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

     At the Meeting, each outstanding share of the Company's $5.00 par value common stock ("Common Stock") will be entitled to one vote on all matters submitted to the shareholders. There are no cumulative voting rights. As of March 15, 1996, there were 40,095,735 shares of the Common Stock outstanding and entitled to vote.

     On March 15, 1996 the trust department of the Company's wholly-owned banking subsidiary, Central Fidelity National Bank (the "Bank"), in its capacity as the trustee for the Company's Employee Stock and Thrift Plan and the Employee Stock Incentive Plan, held on behalf of officers and employees an aggregate of 3,445,903 shares (8.59%) of the outstanding Common Stock. Employee participants in each of those plans retain the power to vote their individual shares.

     The following table lists the only shareholder known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock.

       NAME AND ADDRESS OF            AMOUNT AND NATURE OF      PERCENT OF
         BENEFICIAL OWNER             BENEFICIAL OWNERSHIP     COMMON STOCK
The Capital Group Companies, Inc.     3,171,350 shares (1)          7.9%
333 South Hope Street
Los Angeles, California 90071

(1) According to a Schedule 13G filed with the Securities and Exchange Commission for the year ended December 31, 1995, The Capital Group Companies, Inc. held sole power to vote, or to direct the voting of, 1,189,100 shares and sole power to dispose, or to direct the disposition, of all 3,171,350 shares through two wholly owned subsidiaries. Such filing further stated that the acquisition of such shares was in the ordinary course of business and not in connection with or as a participant in any transaction having the purpose or effect of changing or influencing the control of the Company. The Capital Group Companies, Inc. has represented that one of the subsidiaries, Capital Research and Management Company, is a registered investment advisor that provides investment management and related services to U.S.-based mutual funds. Capital Guardian Trust Company, the other subsidiary, is a trust company which acts as investment manager for large institutional accounts (primarily pension funds).

QUORUM AND VOTE REQUIRED

     Under the Company's By-Laws, a majority of the shares of Common Stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Meeting. If a quorum is present, the affirmative vote of the majority of the shares present in person or represented by proxy at the Meeting and entitled to vote on the subject matter shall be the act of the shareholders with respect to any proposal other than the election of directors. In the election of directors, those receiving the greatest number of votes shall be deemed elected even though not receiving a majority. The tabulation of votes for all proposals and the election of directors shall be managed by three judges appointed by the Board who shall certify the results to the Secretary of the Company. Abstentions are treated as votes against a proposal, and broker non-votes have no effect on the vote.

ELECTION OF DIRECTORS

     The Company's Restated Articles of Incorporation provide for the Board of Directors to be divided into three classes, as nearly equal in number as possible, each of which will serve for three years, with one class being elected each year.

     At the 1996 Meeting, four directors comprising Class 2 will be elected to serve until the 1999 Annual Meeting of Shareholders and until their successors are elected and qualified. The Board recommends that the four nominees named below be elected. Proxies received will be voted for the election of such nominees unless marked to the contrary. A shareholder who desires to withhold voting of the proxy for all or one or more of the nominees may so indicate on the proxy. All of said nominees are currently members of the Board with the exception of T. Justin Moore, III. T. Justin Moore, III is the son of T. Justin Moore, Jr., a director whose term of office expires at the 1996 Meeting. All have consented to be named and have indicated their intent to serve if elected. However, in the event any such nominee is not available for election, the proxies will be voted for such person as shall be designated by the Board as a replacement.

     There is set forth hereafter as to each of the nominees, and the remaining directors who will continue to serve as indicated below, certain information including age, principal occupation and, as of January 31, 1996, information respecting beneficial ownership of Common Stock. The dates shown for first election as a director in the information below represents the year in which the nominee or continuing director was first elected to the Board of the Company or one of its predecessor corporations. Unless otherwise indicated, the business experience and principal occupations shown for each nominee or continuing director has extended five or more years.

                             NOMINEES FOR ELECTION

   CLASS 2 DIRECTORS -- NOMINEES FOR ELECTION TO SERVE UNTIL THE 1999 MEETING

ALVIN R. CLEMENTS, 68, a director since 1974. Mr. Clements, a consultant from
  Charlottesville, Virginia, was Chairman of the Board of the Company prior to 1982. Mr. Clements is a member of the Executive Committee.

THOMAS R. GLASS, 67, a director since 1978. Mr. Glass is Publisher Emeritus of
  The News and The Daily Advance and former President and Chief Executive Officer of Carter Glass Newspaper Group, Lynchburg, Virginia. Mr. Glass is a member of the Audit Committee.

GEORGE R. LEWIS, 55, a director since 1985. Mr. Lewis is Vice President and
  Treasurer of Philip Morris Companies, Inc., New York, New York, producers of cigarettes, beverages and food products, and is a director of Ceridian Corporation. Mr. Lewis is a member of the Executive and Compensation Committees.

T. JUSTIN MOORE, III, 40, a new nominee for director. Mr. Moore is a partner in the law firm of Hunton & Williams, Richmond, Virginia. Mr. Moore has served as a director of Central Fidelity National Bank since January, 1993.

                         DIRECTORS CONTINUING TO SERVE

      CLASS 3 DIRECTORS -- ELECTED TO SERVE UNTIL THE 1997 ANNUAL MEETING

JAMES F. BETTS, 63, a director since 1973. Mr. Betts is a retired independent management consultant and former Chairman of the Board of The Life Insurance Company of Virginia. Mr. Betts is a member of the Executive and Nominating Committees.

PHYLLIS L. COTHRAN, 49, a director since 1994. Ms. Cothran is President and
  Chief Operating Officer of Trigon Blue Cross Blue Shield, Richmond, Virginia and is also a director of Tredegar Industries, Inc. and Ethyl Corporation. Ms. Cothran is a member of the Audit Committee.

ROBERT L. FREEMAN, 69, a director since 1970. Mr. Freeman of Newport News,
  Virginia is a retired certified public accountant. He is presently a private investor. Mr. Freeman is a member of the Executive Committee.

G. BRUCE MILLER, 60, a director since 1982. Mr. Miller is President and Chief Executive Officer of International Home Furnishings Center, High Point, North Carolina. Mr. Miller is a member of the Executive and Nominating Committees.

KENNETH S. WHITE, 56, a director since 1976. Mr. White is an attorney at law and a principal in the law firm of Edmunds & Williams, P.C., Lynchburg, Virginia. Mr. White is a member of the Executive, Nominating and Compensation Committees.

          CLASS 1 DIRECTORS -- ELECTED TO SERVE UNTIL THE 1998 MEETING

JACK H. FERGUSON, 64, a director since 1986. Mr. Ferguson, retired, was
  President and Chief Executive Officer of So-Deep, Inc., Manassas, Virginia, a subsurface utility engineering firm until March 1992. Mr. Ferguson is also a former President and Chief Executive Officer of Virginia Electric and Power Company, Richmond, Virginia. Mr. Ferguson is a member of the Public Policy Committee.

LEWIS N. MILLER, JR., 52, a director since 1984. Mr. Miller is Chairman,
  President and Chief Executive Officer of the Company and of Central Fidelity National Bank, the principal subsidiary of the Company. Mr. Miller is a member of the Executive, Nominating and Public Policy Committees.

RICHARD L. MORRILL, 56, a director since 1989. Dr. Morrill is President of the
  University of Richmond, Richmond, Virginia. Dr. Morrill is a member of the Public Policy Committee.

LLOYD U. NOLAND, III, 52, a director since 1987. Mr. Noland is Chairman of the
  Board, President and a director of the Noland Company, Newport News, Virginia, a supplier of industrial products. Mr. Noland is chairman of the Audit Committee.

WILLIAM G. REYNOLDS, JR., 57, a director since 1977. Mr. Reynolds is Vice
  President, Government Relations and Public Affairs of Reynolds Metals Company, Richmond, Virginia, producers of aluminum and aluminum products. Mr. Reynolds is a member of the Audit Committee.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information as of January 31, 1996, regarding the number of shares of Common Stock beneficially owned by all directors and nominees, by each of the executive officers named in the "Summary Compensation Table" herein and by all directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the director or executive officer living in such person's home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself or herself at once or at some future time.

                                                                AMOUNT AND NATURE OF     PERCENT OF
NAME OF BENEFICIAL OWNER                                        BENEFICIAL OWNERSHIP       CLASS
James F. Betts..............................................             26,245                *
Alvin R. Clements...........................................             38,131                *
Phyllis L. Cothran..........................................              2,226                *
Rodger W. Fauber............................................             91,152(1)             *
Jack H. Ferguson............................................              5,012                *
Robert L. Freeman...........................................             32,785                *
Thomas R. Glass.............................................             19,750                *
Philip G. Hug...............................................             77,918(1)             *
Minnie Bassett Lane.........................................             10,448                *
George R. Lewis.............................................              3,390                *
Jay O. Livingston...........................................            106,163(1)             *
G. Bruce Miller.............................................             14,830                *
Lewis N. Miller, Jr.........................................            199,840(1)             *
T. Justin Moore, Jr.........................................             49,512                *
T. Justin Moore, III........................................              2,515
Richard L. Morrill..........................................              1,670                *
Lloyd U. Noland, III........................................             93,387                *
John T. Percy, Jr...........................................             76,981(1)             *
William G. Reynolds, Jr.....................................             10,394                *
Kenneth S. White............................................             13,262                *
All directors and executive officers as a group.............          1,364,329             3.23%

(1) Includes beneficial ownership of the following shares which may be acquired within 60 days of January 31, 1996 pursuant to stock options by: Mr. Fauber, 53,125 shares; Mr. Hug, 28,237 shares; Mr. Livingston 71,225 shares; Mr. Lewis N. Miller Jr., 103,425 shares; Mr. Percy, 32,600 shares; and all directors and executive officers as a group, 638,616 shares.

* No individual director, nominee for director or named officer beneficially owns 1% or more of Common Stock.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board held six meetings in 1995. The Board has five standing committees to assist it in the discharge of its responsibilities: the Executive Committee, Audit Committee, Nominating Committee, Compensation Committee and Public Policy Committee. Respective memberships on these committees are identified in the information on pages 3 and 4 hereof.

     The Executive Committee consists of eight members, including Lewis N. Miller, Jr. Except to increase the number of directors, to fill vacancies on the Board, or to approve an amendment to the

Restated Articles of Incorporation, plan of merger or consolidation or other matters which cannot by law be delegated by the Board, the Executive Committee has all the powers of the Board in the management and the conduct of the business and affairs of the Company in the intervals between meetings of the full Board. The Executive Committee held two meetings during 1995.

     The Compensation Committee consists of three non-employee directors who establish and control compensation and other benefits for the Company's executive officers. The Compensation Committee held two meetings during 1995.

     The Audit Committee consists of four members, all non-employee directors. In general, this Committee is charged with ascertaining that the affairs and operations of the Company and its subsidiaries are subject to proper audit and control procedures, with monitoring the Company's business ethics policies and activities and with assuring that the Company's auditors are free to exercise their function independently of management. The Audit Committee held four meetings during 1995.

     The Nominating Committee consists of Mr. Miller and four non-employee directors. This Committee was established by the Board to review qualifications of possible candidates and to recommend candidates to the Board as nominees for election by the shareholders or by the Board to fill such vacancies as may occur during the year. The Nominating Committee held one meeting during 1995.

     The Public Policy Committee consists of Mr. Miller and four non-employee directors. This Committee was established by the Board to review charitable contributions of the Company and to oversee the Company's involvement in community programs and its compliance with the Community Reinvestment Act and civil rights acts. The Public Policy Committee held one meeting during 1995.

     During 1995, each of the Company's incumbent directors attended at least 75% of the meetings of the Board and the committees on which they serve with the exception of Mr. Glass, who attended 70% of such meetings.

     Section 2.13 of the Company's By-Laws provides that nominations of persons for election as directors may be made only by or at the direction of the Board or by any shareholder entitled to vote for the election of directors at a meeting of the shareholders upon compliance with the provisions of said By-Laws. Shareholders intending to nominate candidates for election as director at a shareholders' meeting shall do so by notice in writing delivered to the Secretary of the Company, or mailed and received by the Company, not less than 60 days nor more than 90 days prior to the meeting (except that, if public disclosure of the meeting date is made less than 70 days prior to the meeting, the notice need only be received within 10 days following such public disclosure). In addition, such notice must set forth the following information: the name and address and the class and number of shares of the Common Stock which are beneficially owned by the nominating shareholder; the name, age, principal occupation or employment, and business and residence addresses of each nominee; as well as any other information relating to each nominee as is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person's written consent to be named in the proxy statement as a nominee and to serve as a director, if elected.

DIRECTOR COMPENSATION

     A Stock Compensation Plan for Non-Employee Directors (the "Directors' Plan") provides that director retainer fees and meeting fees may, at the election of the individual director, be paid in cash or deferred in the form of equivalents of Common Stock for distribution at a determined future date. The number of shares of Common Stock equivalents deferred for the account of any director for any calendar quarter shall be determined by dividing the amount of director's fees deferred by the non-employee director for such calendar quarter by the fair market value of the Common Stock on the last business day of the calendar quarter in which such director's fees were earned.

     In 1995, directors who were not officers received a $15,000 retainer in the form of cash or Common Stock equivalents for services as a director. They also received $1,200 in cash or Common Stock equivalents per Board or committee meeting ($600 in cash or Common Stock equivalents per committee meeting if on a Board meeting date) attended.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's Compensation Committee (the "Committee") is comprised of three outside directors. The Committee's principal objective is to develop comprehensive policies designed to attract, motivate and retain the executive management necessary to enhance the profitability of the Company and increase shareholder value. Total compensation opportunities are intended to be competitive with those offered by employers of comparable size, represented by asset level, and performance in the banking industry.

     The executive compensation policies developed by the Committee are based upon a philosophy of "pay for performance" as the best means to promote shareholders' interests. Individual performance is also linked to the Company's financial performance and shareholder interests. The key components of executive compensation are:

     (Bullet) Base salary compensation payable in cash;

     (Bullet) Incentive cash bonuses payable only in the event that the Company achieves certain financial performance goals; and

     (Bullet) Stock option and other stock incentive awards as an incentive to promoting the Company's long-term growth.

BASE SALARY

     In recent years prior to 1996, the base salary compensation of executive management was reviewed every eighteen months by the Committee and the Board of Directors. Since base salaries were reviewed in July 1994, the Committee did not perform a specific review of executive management's base compensation in 1995. Therefore, no adjustments were made to the base salary of the Chief Executive Officer ("CEO") or the executive officers listed on the Summary Compensation Table. Beginning in January 1996, the base salary compensation of executive management will be evaluated on an annual basis. Salaries of executive officers will be compared with those of other individuals holding similar positions in comparably sized banking institutions.

     Following the determination of a median base salary derived from the comparison group, each individual executive officer's salary will be analyzed using several factors, including: the Company's attainment of financial performance goals; the individual's contribution to that performance; the individual's position within the Company and the duties and responsibilities assigned to such individual; and the individual's experience and potential for advancement. No specific weighting will be applied to these factors. The Committee will review salaries with the Chief Executive Officer and may make judgmental and discretionary determinations as part of its assessment process.

ANNUAL INCENTIVES

     The Compensation Committee did not consider or approve any incentive compensation program for calendar year 1995. In January of 1996, the Committee authorized a cash incentive bonus program for certain executive officers conditioned upon the Company achieving specific financial performance goals for 1996 relating to increased earnings over designated levels.

     Any cash incentive bonus payments which may be made in 1996 under this program will be limited to no more than 25% of an executive's base salary. Rewards to individual executive officers will be based on the recommendations of the CEO and a subjective evaluation of each officer's individual performance. The maximum bonus pool under this program for 1996 will be $1 million or approximately 21% of aggregate executive officers' base salaries.

LONG-TERM INCENTIVES

     The 1995 Stock Incentive Plan which was approved by shareholders is intended to provide incentives to executive officers and other eligible employees to promote the long-term financial success of the Company. The 1995 Stock Incentive Plan permits the granting of stock options, restricted stock, stock appreciation rights and performance awards. In 1995, no awards or stock option grants were made under the 1995 Stock Incentive Plan.

     In 1995, stock options were awarded under a program available to all employees which provides for the grant of 100 shares of Common Stock to employees on each of their successive five (5) year anniversary dates of employment with the Company. Awards of stock options covering 39,400 shares were made under this program to 394 employees, including certain executive officers.

TAX CONSIDERATIONS

     A $1 million limitation is imposed on the amount of annual compensation deduction allowable to a publicly held company in respect of its chief executive officer and its other four most highly paid executive officers. An exception is provided for "performance-based" compensation if certain shareholder approval and outside director administration requirements are met. The Committee does not currently anticipate that any executive officer's compensation will exceed $1 million for 1996. However, the Committee and the Board of Directors retain the discretion to grant non-deductible compensation if the Committee and the Board determine that such a grant would be in the best interests of the Company and the shareholders under the circumstances.

     The Company believes that awards of stock options and stock appreciation rights under the 1995 Stock Incentive Plan will not otherwise limit the deductibility by the Company of certain executive compensation for federal income tax purposes under Section 162(m) of the Code. Under the recently finalized Internal Revenue Service Regulations, grants of restricted stock under the 1995 Stock Incentive Plan may only qualify as performance-based compensation if made contingent on the attainment of appropriate preestablished and objective performance goals.

                                                COMPENSATION COMMITTEE

                                                 T. Justin Moore, Jr.
                                                   George R. Lewis
                                                   Kenneth S. White

EXECUTIVE COMPENSATION

     The following table sets forth all cash compensation paid or accrued by the Company and its subsidiaries to the Chief Executive Officer and four other most highly compensated executive officers of the Company during the past three fiscal years for all services rendered.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG TERM
                                                                                           COMPENSATION
                                                                                              AWARDS
                                                                                              NUMBER
                                                              ANNUAL COMPENSATION               OF
                                                                            OTHER           SECURITIES            ALL
                  NAME AND                                                 ANNUAL           UNDERLYING           OTHER
             PRINCIPAL POSITION                  YEAR     SALARY(1)    COMPENSATION(2)       OPTIONS        COMPENSATION(3)
Lewis N. Miller, Jr..........................    1995      650,000              --                 0             22,092
Chairman, Chief Executive                        1994      614,176              --            20,000             21,153
Officer and President                            1993      541,742              --            20,000             35,175

Jay O. Livingston............................    1995      365,000              --                 0             12,527
Corporate Executive                              1994      348,233              --             5,100             12,047
Vice President and Chief                         1993      294,039              --             5,000             19,124
  Administrative Officer

Philip G. Hug................................    1995      365,000              --                 0             12,527
Corporate Executive                              1994      351,927              --             5,000             12,177
Vice President                                   1993      324,633              --             5,000             21,114

Rodger W. Fauber.............................    1995      306,000              --                 0             10,502
President, Western                               1994      298,144              --             5,000             10,307
Region of the Bank                               1993      278,433              --             5,000             18,109

John T. Percy, Jr............................    1995      305,000              --                 0             10,468
Corporate Executive                              1994      293,124              --             5,000             10,095
Vice President                                   1993      268,029              --             5,100             17,433

(1) No cash bonus payments.
(2) All benefits which might be considered of a personal nature did not exceed the lesser of $50,000 or 10% of total annual salary for the named executive officer in the table.
(3) Includes for 1995 (a) Company contributions to the Stock and Thrift Plan and a companion non-qualified plan (Mr. Miller, $19,500; Mr. Livingston, $10,950; Mr. Hug, $10,950; Mr. Fauber, $9,180; and Mr. Percy, $9,150) and
    (b) Company group insurance payments for individual employees (Mr. Miller, $2,727; Mr. Livingston, $1,577; Mr. Hug, $1,577; Mr. Fauber, $1,322; and Mr.
    Percy, $1,318).

STOCK AND THRIFT PLAN

     Under the Stock and Thrift Plan, a qualified plan, and a companion non-qualified plan (collectively the "Thrift Plan"), employees of the Company and its subsidiaries (the "Employer") who have completed six months of employment may participate. Participants may contribute up to 16% of annual compensation, and the Employer contributes an amount at least equal to 50% of the participant's contribution, but not to exceed 3% of annual compensation. The Thrift Plan provides that upon achieving certain defined return on equity ratios, an amount up to an additional 50% of the participant's contribution may be made by the Employer, but not to exceed an additional 3% of annual compensation. For 1995, no additional contributions were made on behalf of any participant.

RETIREMENT PLAN

                               PENSION PLAN TABLE

                                                                      YEARS OF SERVICE
                 REMUNERATION                        15          20          25          30          35
$125,000.......................................   $ 58,820      68,010      77,200      86,390      95,580
 200,000.......................................     95,570     110,760     125,950     141,140     156,330
 300,000.......................................    144,570     167,760     190,950     214,140     237,330
 400,000.......................................    193,570     224,760     255,950     287,140     318,330
 500,000.......................................    242,570     281,760     320,950     360,140     399,330
 600,000.......................................    291,570     338,760     385,950     433,140     480,330
 700,000.......................................    340,570     395,760     450,950     506,140     561,330
 800,000.......................................    389,570     452,760     515,950     579,140     642,330
 900,000.......................................    438,570     509,760     580,950     652,140     723,330

     The Company has a non-contributory, tax qualified retirement plan and a companion non-contributory, non-qualified plan (collectively, the "Retirement Plan") for full-time and regular part-time employees of the Company and its subsidiaries. Benefits are based on an employee's salary for the highest sixty consecutive months and usually are distributable at age 65. The benefits are computed on a straight-line annuity basis and are not reduced for Social Security benefits or any other offset amounts. The Retirement Plan provides for 100% vesting after 5 years, for early retirement at age 55 after 10 years of vested service and for the payment of benefits to the surviving spouse of an employee. Depending on the deceased participant's years of service, payments to a surviving spouse equal either 100% or 50% of the employee's benefits. Because the Retirement Plan is a defined benefit plan under which benefits vary with years of service, average annual salary during a specified period and age at retirement, the costs under the Retirement Plan are not included in the foregoing Summary Compensation Table. The Pension Plan Table shows the estimated annual benefit payable upon retirement based on specified remuneration and years of credited service classifications, assuming a participant retired on December 31, 1995. The Pension Plan Table and Summary Compensation Table may be used to estimate pension benefits for each of the named executive officers based on their credited years of service as of December 31, 1995: Mr. Miller, 23 years; Mr. Hug, 22 years; Mr. Livingston, 21 years; Mr. Fauber, 29 years and Mr. Percy, 22 years.

     Benefits payable under the Company's Executive Supplemental Retirement Plan, described below, have been added to the pension amounts in the table. The IRS limit on annual benefits payable from qualified defined benefit plans will be $120,000 for 1996. This amount is tied to changes in the Consumer Price Index and may increase in the future. The Tax Reform Act of 1986 imposes additional limits on the maximum benefits under defined benefit plans.

ESRP

     The Company maintains an Executive Supplemental Retirement Plan (the "ESRP"), a non-qualified, unfunded defined benefit plan for executives designated by the Benefits Committee appointed by the Board. Current executives covered by the ESRP include the individuals named in the Summary Compensation Table above as well as thirteen other executives. The annual benefit equals 25% of the executive's salary at age 62 even though the executive may retire at a later age. If early retirement is elected, pursuant to the provisions of the Company's Retirement Plan, the benefit is 25% of the executive's salary at that time. Should the executive's employment terminate due to disability or death, the benefit to the executive or such deceased executive's beneficiary is 25% of the executive's salary at that time. The ESRP benefit is payable for twenty years certain when payout begins. All participating executives accumulate unfunded, unvested benefits while actively employed; however, benefits are forfeited if the executive's employment is terminated for any reason other than retirement, death, disability or a change in control of the Company.

EMPLOYMENT ARRANGEMENTS

     The Company has employment agreements with certain executive officers, including Messrs. Miller, Livingston, Hug, Fauber and Percy that become effective upon a change in control of the Company. The Company or its successor agrees to continue these officers in its employ for a term of three years after the date of a change in control. During the contract term these officers will retain commensurate authority and responsibilities and compensation benefits. They will receive base salaries at least equal to the highest monthly salary paid within one year and bonuses at least equal to the highest annual bonus paid within three years prior to the change in control. If the officer's employment during the three-year term is terminated other than for cause or disability as defined in the agreements or if the officer should terminate employment because a material term of the contract is breached by the Company or its successor, the officer will be entitled to a lump sum payment, in cash, within fifteen days after the date of termination. This lump sum will be equal to the officer's base salary, annual bonus and performance award rights, if any, for the balance of the three year term.

     If there is a change in the control of the Company, in order to ensure that accrued benefits will be paid as required by the ESRP, the Company immediately will make a lump-sum contribution to a trustee, or under certain circumstances to participants, in an amount sufficient to pay anticipated benefits under the ESRP. The Company is the owner of insurance policies on the lives of the participating executives under which it will recover certain benefit costs incurred upon the death of a participant. Total cost to the Company for 1995 for the ESRP was approximately $1,843,000.

     Lump-sum payments under the employment agreements described above may subject an officer to excise taxes under Section 280G of the Internal Revenue Code. The agreements were amended in 1990 to hold an officer harmless from any and all excise taxes levied on any payment caused by a change in control. Such payments may be determined to be non-deductible by the Company for federal income tax purposes under said section.

STOCK OPTIONS

     The Company has stock option plans which expire in various years to 2005. These plans provide for the granting of options to eligible employees of the Company and its subsidiaries to purchase shares of the Company's Common Stock.

     No stock options were granted during the year ended December 31, 1995 to any of the executive officers listed in the Summary Compensation Table.

     The following table shows, for each of the executive officers listed in the Summary Compensation Table, the number of shares acquired upon exercise of existing options during 1995 and the value realized, plus the number and value at December 31, 1995 of unexercised options.

                     AGGREGATED OPTION/SAR (1) EXERCISES IN
               LAST FISCAL YEAR AND FY-END OPTION/SAR (1) VALUES

                                                              NUMBER OF
                                                              SECURITIES
                                                              UNDERLYING            VALUE OF
                                                             UNEXERCISED           UNEXERCISED
                                                               OPTIONS            IN-THE-MONEY
                                SHARES                        AT FISCAL         OPTIONS AT FISCAL
                              ACQUIRED ON      VALUE         YEAR END (#)         YEAR END ($)
                               EXERCISE       REALIZED       EXERCISABLE/         EXERCISABLE/
           NAME                   (#)           ($)         UNEXERCISABLE       UNEXERCISABLE (2)
Lewis N. Miller, Jr.                  0              0     99,854 / 12,858     1,393,584 / 49,825
Jay O. Livingston                 3,275         70,782     71,225 /   0        1,165,108 /   0
Philip G. Hug                    25,000        490,527     28,237 /   0          334,426 /   0
Rodger W. Fauber                  7,725        148,275     53,125 /   0          835,241 /   0
John T. Percy, Jr.                    0              0     46,100 /   0          719,913 /   0

(1) The Company has no SARs outstanding.

(2) The value is the excess of the market value of Common Stock on December 29, 1995 ($31.875) over the option exercise price.

PERFORMANCE GRAPH

     The following performance graph compares the cumulative total shareholder returns for the Company as compared with the S&P 500 Index and the KBW 50* Index for the Company's last five years. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1990 and that all dividends were reinvested.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN**
  AMONG CENTRAL FIDELITY BANKS, INC., THE S & P 500 INDEX AND THE KBW 50 INDEX

                               [GRAPH APPEARS HERE]

                                            CUMULATIVE TOTAL RETURN
                                12/90   12/91   12/92   12/93   12/94   12/95
Central Fidelity Banks, Inc.      100     229     257     264     239     329
S & P 500 Index                   100     130     140     155     157     215
KBW 50 Index                      100     158     202     213     202     324

      * THE KBW 50 IS AN INDEX COMPRISED OF 50 BANKING COMPANIES, INCLUDING ALL THE MONEY CENTER BANKS AND MOST LARGE REGIONAL BANKS. IT HAS BEEN DEVELOPED BY KEEFE, BRUYETTE & WOODS, A NEW YORK SECURITIES FIRM WHICH SPECIALIZES EXCLUSIVELY IN THE BANKING AND THRIFT INDUSTRY. THE KBW 50 IS CONSIDERED MORE REPRESENTATIVE OF PRICE PERFORMANCE OF THE MAJOR BANKING COMPANIES IN AMERICA.

     ** ASSUMES $100 INVESTED ON DECEMBER 31, 1990 IN STOCK OR INDEX AND THAT
        DIVIDENDS WERE REINVESTED.

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS WITH MANAGEMENT

     During the past year some nominees, directors and executive officers of the Company, their affiliates and members of their immediate families were customers of, and had borrowing transactions with, the Company's principal banking subsidiary in the ordinary course of business. All outstanding loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

SECTION 16 TRANSACTIONS

     Under Section 16(a) of the Securities Exchange Act of 1934, directors and executive officers of the Company are required to file reports with the Securities and Exchange Commission and with the Company of their beneficial ownership and changes in ownership of Common Stock.

     Based solely on a review of the forms that were filed with it and representations of the directors and executive officers, the Company believes that all required forms were timely filed for the year 1995 and for prior years, with the exception of the untimely filing of a Form 4 for Monty W. Plymale, an executive officer, disclosing a sale of 6,750 shares of Common Stock following option exercises. The sale was timely reported on a Form 144.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The accounting firm of KPMG Peat Marwick has been selected to audit the consolidated financial statements of the Company for 1996. Representatives of such accounting firm are expected to be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

INFORMATION RELATING TO SHAREHOLDER PROPOSALS

     In the event shareholders of the Company intend to make any proposals to be presented at the next annual meeting of shareholders of the Company to be held in May, 1997 (or such date as shall be designated by the Board), such proposals must be received at the Company's principal executive offices at 1021 E. Cary Street, Richmond, Virginia, 23219, Attn: William N. Stoyko, not less than 120 days prior to March 28, 1997 in order for such proposals to be included in the Company's proxy statement and form of proxy relating to such meeting.

OTHER MATTERS

     Management has no knowledge of any other matters which may come before the Meeting and does not itself intend to present any such other matters. However, if any such matters shall properly come before the Meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote those shares represented by the accompanying proxy in accordance with their own best judgment.

                                           By Order of the Board of Directors,
                                                    WILLIAM N. STOYKO
                                                        SECRETARY

March 29, 1996

                          CENTRAL FIDELITY BANKS, INC.
                 1021 E. CARY STREET, RICHMOND, VIRGINIA 23219

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned, revoking any proxy heretofore given, hereby appoints Lewis
N. Miller, Jr., Jay O. Livingston and William H. Schwarzschild, III, or any of them (with full power to act in the absence of the others, the act of a majority of those present to be controlling, each with full power of substitution) as Proxies to vote all the shares of Common Stock of Central Fidelity Banks, Inc. held of record on March 15, 1996, by the undersigned at the Annual Meeting of Shareholders of said Company to be held in the banking hall of Central Fidelity National Bank, Broad at Third Street, Richmond, Virginia, at 4:30 p.m. on May 8, 1996, and at any and all adjournments thereof as follows:

1. ELECTION OF DIRECTORS     [ ] FOR all nominees listed (except as    [ ] WITHHOLD AUTHORITY to vote for all
                                 indicated to                              nominees listed below
                                 the contrary below)

THREE YEAR TERM AS CLASS 2 DIRECTOR: ALVIN R. CLEMENTS, THOMAS R. GLASS, GEORGE
R. LEWIS, T. JUSTIN MOORE, III

 (Instruction: to withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

       This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for the election of all directors listed under Proposal 1.

   Please sign below exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
                                    ________________________________
                                    Signature

                                    ________________________________
                                    Signature if held jointly

                                    Dated _______________ , 1996

                                    I plan to attend the Annual Meeting
                                    YES [ ]  NO [ ]

                                    Number in Party

   The number of shares shown above and covered by this proxy include, where applicable, shares held in the Stock Purchase Program (formerly the Dividend Reinvestment Plan).

   PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.